Exhibit 10.16

                             CO-OPERATION AGREEMENT

Helween

OrganiTech USA Inc.             hereinafter "the company"

and

Agronaut Pte Ltd.               hereinafter "the distributor"

on the day of our Lord August 27th, 2002 in Singapore

Whereas:        the parties had been cooperating for more than 2 years.

And whereas:    the parties desire to continue and extend their co-operation.

The parties herein agree as follows:

SALES AND MARKETING RIGHTS

1.    EXCLUSIVE RIGHTS

      Agronaut will be given exclusive rights to the following countries:
      Singapore, Malaysia, Thailand, Indonesia, Brunei, The Philippines, Vietnam Laos, Myanmar, Kampuchea, East Timor, Korea and Taiwan. Rights for Singapore will be valid for ten (10) years and the rest of the countries six (6) years. Non-exclusive rights in the rest of Asia.

      Agronaut is committed to sell Organitech's machines/systems to the countries with exclusive rights, for at least 6% of the total world-wide sales by Organi-Tech to retain exclusivity.

      The price of the machines/systems from the Company to the Distributor will be determined by the Company on a case-to-case basis. The distributor can determine selling price to the customer. Both parties agree to hold in strictest confidence all prices quoted to the distributor by the company.

      NON-EXCLUSIVE RIGHTS - OTHER ASIAN COUNTRIES

      Within a three years period from the signing of this agreement the company cannot appoint any other distributor/s, except Agronaut, as the sole agent for the non-exclusive territory with compensation to Agronaut. The company and the distributor will agree on the

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      compensation jointly. In case an agreement on this matter could not be reached, both parties will abide by the division of a jointly approved arbitrator.

      The price of the machines/systems from the Company to the Distributor will be determined by the Company on a case-to-case basis. The distributor can determine selling price to the customer. Both parties agree to hold in strictest confidence all prices quoted to the distributor by the company.

3.    Option to purchase machines at cost

      Agronaut has the option for eight months upon the signing of this agreement, to purchase up to twenty (20) machines at cost if Agronaut could sell during the same period the same number of machines to customers with provision that Organitech USA Inc completes full upgrading of both Beta machines within two months of the signing of this agreement. At the end of said eight months, Agronaut may request for an extension to the option to purchase the said 20 machines at cost subject to the agreement of Organitech USA Inc.

4.    INVESTMENT AGREEMENT

      For the marketing and distribution efforts to be made by Agronaut during the next year and evaluated by the parties at US$800,000, Agronaut will be issued 800,000 Organi-Tech USA shares. The shares will be issued within 30 days upon the signing of the contract and be placed in escrow to be transferred to Agronaut evenly every quarter conditioned to the full execution of this contract, non-execution of clause 5 notwithstanding.

5.    Special Option

      Agronaut has for two weeks from the signing of this agreement an option to purchase 3 machines at US$100,000 each. If Agronaut execute this option, the Company will issue an extra 300,000 shares on top of the 800,000 given for the marketing effort as mentioned in clause 4 above.

6. Both parties will continue with the execution of the beta-site program as agreed in the beta-site co-operation agreement.

7. A Securities Purchese Agreement pertaining to clause 4 (and clause 5 if relevant) will be drafted within 3 weeks of the signing of this agreement.

8. The clauses enclosed herein constitute the full agreement between the parties.


      /s/ P. Hessel                                     /s/
      --------------------------                        ------------------------
      For Organitech USA Inc                            For Agronaut Pte Ltd